Exchange and Settlement Agreement

This EXCHANGE and SETTLEMENT AGREEMENT (“Agreement”) is made as of February 23, 2010 (the “Effective Date”) by and between PTS, Inc. 3355 Spring Mountain Road, Suite 66 Las Vegas, NV. 89102(“PTS,Inc.”) and Peter Chin (“Mr. Chin”) 720 W. Cheyenne Ave. Suite 220, North Las Vegas, Nevada 89030

RECITALS

A.

PTS, Inc. desires to resolve certain obligations and liabilities due Mr. Chin, by eliminating the various debts and obligations that PTS, Inc. owes Mr. Chin in exchanged for certain assets of PTS, Inc.

B.

Mr. Chin desires to relieve himself of further officer and director obligations and to receive some consideration for the receivables he is owed by the company.

C.

Both parties wish to settle any past mutual obligations and to separate amicably with no future obligations due each other, other than what may separately be mutually agreed in other agreements.

Agreements

On the effective date, PTS, Inc. agrees to the following exchanges with Mr. Chin as full and final settlement of the obligations and liabilities of PTS, Inc. to Mr. Chin and further Mr. Chin agrees to the following exchanges as full and final settlement of the obligations and liabilities of Mr. Chin to PTS, Inc.:  Mr. Peter Chin would resign from all positions and appointments in PTS, Inc. as of the close of business on February 23, 2010 and the Board would accept such resignation, and that further Peter Chin would forgive $502,699.15  worth of collective accumulated obligations for salary, advances and expenses from PTS, Inc. and would further exchange 4,763,333 PTS, Inc. Series A shares (worth approximately $321,524 based on closing bid price at February 12, 2010) in exchange for 10,000,000 Preferred Series A shares in Disability Access Corporation, held by PTS, Inc. (approximate value $10,000.00) plus 1,175,126,879 common shares in Disability Access Corporation (approximate value $117,512.69) held by PTS, Inc. plus all notes receivable (including debentures) held by PTS, Inc. in Disability Access Corporation and/or its subsidiary Disability Access Consultants, Inc. which collectively total $593,343.69 as of December 31, 2010.

Both Parties agree that this agreement settles all obligations and/or liabilities between the parties that are not separately agreed in other agreement(s) if any.

Each party represents warrants and covenants to the other Party that they have the requisite power and authority to consummate the transactions contemplated and described herein.

This agreement shall inure to the benefit of, and be binding upon the parties and their respective successors.

If any provision of this agreement is declared or found to be invalid, illegal, unenforceable or void the both Parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is invalid, illegal, unenforceable or void.

Each Party agrees that it will perform its obligations hereunder in accordance with all applicable laws, ordinances, codes, rules and regulations now or hereafter in effect.

Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement.

Agreed

/s/ Peter Chin

Peter Chin

Agreed for PTS, Inc.

/s/ Connie Kim

Connie Kim